Exhibit 10.2

LIQUIDITY SERVICES, INC.

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is entered into as of June 13, 2016 (the “Effective Date”), by and between Liquidity Services, Inc., a Delaware corporation (“LSI” or the “Company”), and Leoncio Casusol  (the “Executive”) and amends that certain Executive Employment Agreement between the Company and Executive dated January 2, 2013 (collectively, the “Original Agreement”).  Unless otherwise defined in this Amendment, terms used herein with initial capitalization are as defined in the Original Agreement.

WHEREAS, the Company has discussed amending severance rights of executive officers so that the Company’s minimum executive severance package remains competitive with those offered by its peers;

WHEREAS, the Company has proposed amending the terms of the Original Agreement to increase the Executive’s severance benefits in the event of a termination by the Company without Cause or by the Executive for Good Reason by providing that the Executive would receive a lump-sum severance package equal to twelve months of his base salary plus an amount equal to his annual target incentive bonus; and

WHEREAS, the Executive desires to accept this offer.

NOW, THEREFORE, in consideration of the covenants and promises set forth herein, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1.              Amendment of Severance Benefit. Section 8.4 of the Original Agreement is hereby amended to be replaced in its entirety as follows:

“8.4              By the Company without Cause or by the Executive for Good Reason.  If the Company terminates the Executive’s employment during the Employment Period other than for Cause, Death, or Disability or the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.2 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to (i) twelve months of the Executive’s Base Salary and (ii) an amount equal to the annual target incentive bonus to be earned by the Executive (collectively the “Severance Payment”). Subject to Section 8.5 below, the Severance Payment shall be payable to the Executive within 30 days of the Notice of Termination.

2.              Entire Agreement. This Amendment together with the Original Agreement constitute the entire agreement between the parties respecting the employment of Executive, there being no representations, warranties or commitments except as set forth in such documents.  Except as provided in this Amendment, all terms, covenants and conditions of the Original Agreement remain unchanged.

3.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have duly executed this Amendment, or have caused this Amendment to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:	/s/ William P. Angrick, III
William P. Angrick, III
Chairman and CEO

EXECUTIVE:

/s/ Leoncio Casusol
Leoncio Casusol